Exhibit 10(a)102

2015 EQUITY OWNERSHIP PLAN OF
ENTERGY CORPORATION AND SUBSIDIARIES
RESTRICTED STOCK UNITS AGREEMENT (STOCK SETTLED)

THIS RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”), by and between Entergy Corporation (“Entergy”) and Andrew Marsh (“Grantee”), is effective on August 3, 201 5, (the “Effective Date”) as approved by the Personnel Committee of the Board of Directors of Entergy, subject to Grantee remaining a regular full-time employee of a System Company other than Entergy (a “System Company Employer”) through the Effective Date. For purposes of this Agreement, Entergy shall include any successor to its business or assets that assumes or agrees to perform this Agreement by operation of law or otherwise.
1.Grant of Restricted Stock Units. Entergy hereby grants to Grantee, pursuant to the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “Equity Plan”), that number of Restricted Stock Units determined by dividing (x) one million five hundred thousand dollars ($1,500,000) by (y) the closing price of a share of Common Stock on the Effective Date (the “Restricted Units”), and rounding to the nearest 100 restricted stock units, for the purposes of retaining Grantee’s full-time active services as described herein through the Vesting Date described below and for his agreement to the terms and conditions of the Equity Plan and this Agreement, including, but not limited to, the restrictive covenants set forth in Section 15 of the Agreement.

2.Incorporation of Equity Plan. The Equity Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Equity Plan, a copy of which has been provided or otherwise made accessible to Grantee. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Equity Plan.

3.Vesting of Restricted Units. The Restricted Units (excluding dividend equivalents) shall vest on the fifth (5th) anniversary of the Effective Date (the “Vesting Date”), provided that Grantee remains continuously and actively employed through the Vesting Date as a regular full-time employee of a System Company Employer and performs Grantee’s job duties in a satisfactory manner through the Vesting Date, as determined solely in the discretion of Entergy’s Chief Executive Officer (“Vesting Criteria”). For purposes of this Section 3, Grantee shall no longer be considered a regular full-time employee of any System Company Employer on the date Grantee is no longer actively employed on a full-time basis, including because of Grantee’s death, Retirement, or any other separation from full-time active employment longer than 12 weeks in duration with Grantee’s System Company Employer, except as otherwise required by law. If Grantee fails to meet the Vesting Criteria, then Grantee shall not vest in the Restricted Units, except as otherwise provided in Section 5 of this Agreement.

4.Scheduled Payment of Restricted Units. If Grantee meets the Vesting Criteria, then as soon as reasonably practicable after the Vesting Date, but in no event later than the 15th day of the third month following the end of the taxable year of Grantee’s System Company Employer in which such Restricted Units are no longer subject to a substantial risk of forfeiture, Entergy shall pay to Grantee, or Grantee’s beneficiary or estate (if Grantee should die after the Vesting Date, but prior to the payment date), as the case may be, a number of shares of Common Stock equal to the whole number of Restricted Units that vest on the Vesting Date, subject to withholding for all federal, and state and local deductions, tax withholdings, and other withholdings and offsets that may apply or be required to be withheld in connection with such payment, which may be effected using the “net shares method” described in Section 9. Such payment shall be made in accordance with the short-term deferral exception under Section 409A of the Code and final regulations issued thereunder, as may be amended after the Effective Date.

5.Accelerated Vesting. Notwithstanding the Vesting Criteria to the contrary and subject to the terms of this Agreement, the vesting of all of the Restricted Units shall accelerate upon the occurrence of any of the following dates or events:

(a)The date of Grantee’s death or the date Grantee has a “separation from service” (within the meaning of Section 409A of the Code) from employment with all System Companies as a result of becoming Totally Disabled, provided that Grantee has otherwise satisfied the Vesting Criteria set forth in Section 3 of this Agreement through the date of his death or separation from service due to Total Disability. If vesting is accelerated pursuant to this Section 5(a), the date of Grantee’s death or the date Grantee separates from service due to Total Disability shall be considered the Vesting Date for purposes of this Agreement. Grantee shall be deemed to have satisfied the Vesting Criteria for the period of time that Grantee is continuously on an approved leave of absence immediately prior to the date he separates from service due to Total Disability.

(b)If Grantee incurs a CIC Separation from Service, the vesting of all of the Restricted Units shall accelerate upon the later of (i) the date of such CIC Separation from Service and (ii) the consummation of the applicable Change in Control. In this event, the restrictive covenants set forth in Section 15 hereof shall cease to apply.

In the event of accelerated vesting as described in this Section 5(b), but subject to the conditions and limitations described in the last paragraph of this Section 5(b), Entergy shall pay Grantee a number of shares of Common Stock equal to the number of such vested Restricted Units as of the first regular payroll date of Grantee’s System Company Employer following the later of the applicable Change in Control and Grantee’s CIC Separation from Service, subject to withholding for all federal, and state and local deductions, tax withholdings, and other withholdings and offsets that may apply or be required to be withheld in connection with such payment, which may be effected using the “net shares method” described in Section 9; provided that, if Grantee’s CIC Separation from Service occurs prior to the applicable Change in Control and the Restricted Units payable pursuant to this Section 5 would constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, then, unless the applicable Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, there shall not be an acceleration of any payment pursuant to this Section 5(b) and the Restricted Units shall vest and be paid out at the same time and in the same form as if Grantee had remained employed by a System Company Employer through the Vesting Date.
Notwithstanding anything herein to the contrary, if Grantee incurs a CIC Separation from Service following the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control, then the Restricted Units shall remain outstanding in accordance with their terms as if Grantee had remained employed by a System Company Employer and shall not be cancelled or forfeited prior to the earlier of (A) the date that is ninety (90) days after the date of Grantee’s CIC Separation from Service and (B) the Vesting Date. The time and form of any payments to which Grantee may be entitled pursuant to this Section 5 are subject to the requirements and limitations set forth in Section 28 of the Equity Plan.
6.Termination and Forfeiture of Restricted Units. Except as otherwise provided herein, this Agreement (other than the restrictive covenants set forth in Section 15) shall terminate and the Restricted Units shall be forfeited on the date on which Grantee’s full-time employment with all System Company Employers terminates. Further, except as otherwise provided in Section 5 of this Agreement, if Grantee fails to meet a condition of the Vesting Criteria at any time prior to the Vesting Date, then Grantee shall not vest in any then-unvested Restricted Units and shall forfeit all vested and unpaid or unvested Restricted Units.

7.Compliance with Code Section 409A Limitations. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed, administered and interpreted to comply with Code Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or final regulations issued thereunder. Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A. A right of any System Company, if any, to offset or otherwise reduce any sums that may be due or become payable by any System Company to Grantee by any overpayment or indebtedness of Grantee shall be subject to limitations imposed by Code Section 409A. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable no later than the 15th day of the third month following the end of the taxable year of Grantee’s System Company Employer in which such Restricted Units are no longer subject to a substantial risk of forfeiture), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii). To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Grantee at a time when Grantee is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B).

8.Restricted Units Nontransferable. Restricted Units awarded pursuant to this Agreement may not be sold, exchanged. pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by Grantee (or any beneficiary) other than by will or laws of descent and distribution or otherwise as the Equity Plan may allow.

9.Withholding Taxes. Grantee’s System Company Employer shall have the right to require Grantee to remit to it, or to withhold from other amounts payable to Grantee, an amount sufficient to satisfy all federal, state and local tax withholding requirements. Entergy may use the “net shares method” to satisfy any tax withholding obligation, which means Entergy may reduce the number of shares of Common Stock in respect of any vested Restricted Units otherwise payable to Grantee under the terms of the Agreement by the number of vested shares of Common Stock necessary to cover such obligation. Depending upon the state or states in which Grantee resides or has resided, or performs or has performed services, in the current, prior and future tax years, Grantee may be subject to income tax in one or more states or jurisdictions. Grantee should consult Grantee’s personal tax advisor to determine the states or jurisdictions in which Grantee owes income tax and/or is required to file an individual income tax return, based on Grantee’s particular circumstances. In no event shall Entergy or any other System Company have any liability to Grantee for

Grantee’s individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing: to remit taxes with respect to Grantee’s income.

10.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

11.Amendments. The Equity Plan may be amended, modified or terminated only in accordance with its terms. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Grantee and such officer as may be specifically designated by the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.Rights as a Shareholder. Neither Grantee nor any of Grantee’s successors in interest shall have any rights as a shareholder of Entergy with respect to any Restricted Units, including without limitation the right to any dividends or dividend equivalents.

13.Agreement Not a Contract of Employment. Neither the Equity Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Equity Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that Grantee has a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

14.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to Grantee, to Grantee’s last known address as shown in the personnel records of Grantee’s System Company Employer, and if to Entergy or Grantee’s System Company Employer, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

If to Entergy or Grantee’s System Company Employer:
Entergy Services, Inc.
Attention: General Counsel
639 Loyola Avenue, 26th Floor
New Orleans, LA 70113-3125

15.Restrictive Covenants. In consideration of the grant to Grantee of the Restricted Units set forth herein, Grantee hereby agrees to the following restrictive covenants:

(a)Confidentiality. Grantee agrees that during Grantee’s employment or other service with any System Company Employer and at all times thereafter, other than in the proper performance of Grantee’s duties, Grantee shall not disclose to any person or entity or use for Grantee’s own purposes any “Confidential Information” (as defined herein) of Entergy or any other System Company, without the prior written consent of the System Company. “Confidential Information” means any and all information and knowledge regarding the utility business and wholesale commodities business of the System Companies, including the generation, transmission, brokering, marketing, distribution, sale (whether retail or wholesale) and delivery of energy or generation capacity (through regulated utilities or otherwise), the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), and the provision of operations and management services (including decommissioning services) with respect to power plants, including, but not limited to, any System Company’s proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of any System Company with whom Grantee became or becomes acquainted during Grantee’s relationship with the System Company), books and records of any System Company, corporate and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding, marketing, costs, pricing, finances, financial models and projections, billings, employees, or other similar business information obtained by Grantee in connection with Grantee’s relationship with any System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. Notwithstanding the foregoing, Grantee may disclose Confidential Information as follows: (i) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the acts or omissions of Grantee or Grantee’s agents in violation of this Section 15(a), (ii) to the extent necessary when providing safety-related or other information to the Nuclear Regulatory Commission (“NRC”) on matters within the NRC’s regulatory jurisdiction or when participating in “Protected Activities,” as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R. Part 50.7, (iii) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order Grantee to divulge, disclose or make accessible such information, provided that Grantee shall give immediate written notice to Entergy of such requirement and reasonably cooperate with any attempt by any System Company to obtain a protective order or similar treatment, and disclose no more information than is so required, or (iv) to the extent required in order to exercise Grantee’s rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Securities and Exchange Commission Rule 21F-17(a) or file a charge with or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal or state regulatory agency. Grantee shall deliver to Grantee’s System Company Employer prior to the termination of Grantee’s relationship or at any other time requested by any System Company, (A) all electronic devices provided by any System Company to Grantee and (B) all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information or the business of any System Company which Grantee may then possess or have under Grantee’s control. Unless otherwise agreed in writing, Grantee may not copy any such item described in the preceding sentence for any purpose. For the avoidance of doubt, Grantee shall maintain the confidentiality of this Agreement and may not disclose the contents of this Agreement except to Grantee’s counsel, tax advisors and immediate family members who must also maintain the confidentiality of this Agreement.

(b)Non-Competition. Without prior written approval of Grantee’s last System Company Employer, Grantee agrees that during the period of Grantee’s employment or service with any System Company and for a period of 12 months following the termination of such employment or service for any reason, Grantee shall not engage, directly or indirectly, in “Competitive Activities” (as defined below) anywhere in the “Restricted Territory” (as defined below). “Competitive Activities” means that Grantee is or becomes engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation in any business, enterprise (including research and development), operation, or activity in any respect competitive with or otherwise similar to the “Business” (as defined below), including as an equity holder, partner, trustee, promoter, technician, engineer, analyst, agent, representative, broker, supplier, advisor, manager or officer, director, consultant or employee of any such entity, or by associating with, aiding or abetting or providing information or financial assistance to, or by having any other financial interest in, any such entity. “Business” shall mean the business of Entergy and all other System Companies, including the generation, transmission, brokering, marketing, distribution, sale (whether retail or wholesale) and delivery of energy or generation capacity (through regulated utilities or otherwise). the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), the provision of operations and management services (including decommissioning services) with respect to power plants, and any business that researches, develops, manufactures, offers, sells, distributes, makes commercially available, provides or otherwise disposes of any product or service that competes with any products, services or offerings of any System Company or any product, service or offering that any System Company was actively developing during Grantee’s relationship with any System Company. Notwithstanding the foregoing, Grantee may passively own 1% or less of the outstanding stock or other equity interests of any publicly traded entity without being in violation of this Section 15(b). “Restricted Territory” means each and every county, province, state, city, parish or other political subdivision of the United States in which any System Company is engaging in the Business, or otherwise distributes, licenses or sells its products or services in connection with the Business and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville., Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll. East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.

(c)Non-Solicitation. Grantee agrees that during the period of Grantee’s employment or service with any System Company and for a period of 24 months following the termination of such employment or service for any reason, Grantee shall not: (i) (A) directly or indirectly solicit, induce, hire, encourage or assist in the hiring process, or cause, encourage or assist others to solicit, induce or hire, any employee of any System Company or any individual who was an employee of any System Company at any time during the six-month period immediately prior to such action or (B) induce, encourage, persuade or cause others to induce, encourage, or persuade any employee or consultant of any System Company to cease providing services to any System Company or in any way to modify his or her relationship with any System Company or (ii) directly or indirectly solicit or accept the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company in furtherance of any Competitive Activity or encourage or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company.

(d)Non-Disparagement. Grantee agrees that Grantee will not at any time (whether during or after Grantee’s employment or service with any System Company), other than in the proper performance of Grantee’s duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or any of their respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns (each, a “System Company Party”) or make any oral or written public statements about any System Company Party. Grantee’s relationship with any System Company Party or any business practices of any System Company Party, except to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction or when participating in Protected Activities, as defined above, “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities in connection with any aspect of the operation or business of the individual or entity being disparaged.

(e)Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that Grantee is subject to an employment agreement or any other agreement which contains restrictive covenants that are stricter than the restrictive covenants contained herein, the restrictive covenants set forth in such other agreement shall supplement the restrictive covenants herein.

(f)Enforcement. Grantee hereby agrees that the covenants set forth in Sections 15(a), (b), (c) and (d) are reasonable with respect to their duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 15(a), (b), (c) or (d) is invalid or unenforceable, Grantee and Entergy hereby agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Grantee’s agreement to the restrictions provided for in this Agreement and Entergy’s agreement to provide the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if the enforceability of any material restriction applicable to Grantee as provided for in this Section 15 is challenged and found unenforceable by a court of law, then Entergy shall have the right to terminate this Agreement and recover from Grantee all shares of Common Stock paid to Grantee pursuant to this Agreement and any amounts received by Grantee on the date of sale, transfer, or other disposition if Grantee has sold, transferred, or otherwise disposed of any shares of Common Stock received in respect of the Restricted Units. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of Grantee’s promises and consideration under the Agreement, and not as a liquidated damages clause. Grantee further hereby agrees that, in the event of a breach by Grantee of any of the provisions of Sections 15(a), (b), (c) or (d), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, Entergy or a System Company may, in addition to other rights and remedies existing in. its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages. In the event Entergy or a System Company substantially prevails in an action involving Grantee’s breach of any provision hereunder, Entergy or a System Company shall be entitled to payment for its reasonable and documented attorneys’ fees and costs. Grantee hereby agrees and acknowledges that the restrictions contained in Sections 15(a), (b), (c) and (d) do not preclude Grantee from earning a livelihood, nor do they unreasonably impose limitations on Grantee’s ability to earn a living. Grantee acknowledges that Grantee has carefully read this Agreement and Grantee has given careful consideration to the restraints imposed upon Grantee by this Agreement and Grantee is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of any System Company now existing or to be developed in the future.

(g)Forfeiture/Rescission Upon Breach of Section 15. In addition, to the remedies of Entergy and the System Companies set forth in Section 15(f) herein, in the event of a breach by Grantee of any of the provisions of Sections 15(a), (b), (c) or (d), Grantee shall immediately forfeit all unvested Restricted Units and all vested and unpaid Restricted Units and shall repay to Entergy all shares of Common Stock paid to Grantee pursuant to this Agreement and any amounts received by Grantee on the date of sale, transfer, or other disposition if Grantee has sold, transferred, or otherwise disposed of any shares of Common Stock received in respect of the Restricted Units.

(h)For purposes of this Section 15, “System Company” shall include Entergy Corporation and all other System Companies, as well as the subsidiaries and affiliates of each (collectively, the “Company Affiliates”). Grantee and Entergy agree that each of the Company Affiliates is an intended third-party beneficiary of this Section 15, and further agree that each of the Company Affiliates is entitled to enforce the provisions of this Section 15 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms of the restrictive covenants set forth in this Section 15 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.

16.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.Payment in Error. To the maximum extent permitted by applicable law, in the event that a payment is made to Grantee or Grantee’s successor (whether in cash, stock or other property) in error that exceeds the amount to which Grantee and Grantee’s successor is entitled pursuant to the terms of this Agreement or the Equity Plan (such excess amount, an “Excess Payment”), Grantee or Grantee’s successor will repay to Entergy, and Entergy shall have the right to recoup from Grantee or Grantee’s successor such Excess Payment by notifying Grantee or Grantee’s successor in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to Entergy by Grantee or Grantee’s successor in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to Grantee or Grantee’s successor by Entergy or any other System Company by the amount of the Excess Payment.

18.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, which is effective as of the Effective Date.

ENTERGY CORPORATION

/s/Donald W Vinci__________________
By: Donald W. Vinci
Senior VP, HR & Chief Diversity Officer

Date: July 30, 2015

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Equity Plan herein incorporated by reference. The undersigned Grantee further acknowledges that the Equity Plan and Equity Plan Prospectus are available to Grantee on Entergy’s internal Web page.

/s/ Andrew Marsh
Andrew Marsh, Grantee

Date: August 4, 2015